Exhibit 10.1

BEACON POWER CORPORATION

WARRANT AMENDMENT AND EXERCISE AGREEMENT

This Agreement (the “Agreement”) dated May 12, 2011 relates to (i) Warrant Number V-10 dated December 24, 2008 (the “Common Stock Warrant”) issued by Beacon Power Corporation, a Delaware corporation (the “Company”) to Hudson Bay Master Fund Ltd. (the “Holder”), pursuant to which the Holder is entitled to subscribe for and purchase up to 740,000 (after giving effect to all stock splits and reverse stock splits on or prior to the date hereof (the “Adjustments”)) shares of the voting common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) Series B Warrant No. 1 dated December 23, 2010 (the “Series B Warrant”) issued by the Company to the Holder, pursuant to which the Holder is entitled to subscribe for and purchase up to 1,750 shares of Series B convertible preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), at an exercise price of $1,000 per share of Preferred Stock. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Common Stock Warrant.

WHEREAS, the Company and the Holder wish to amend the Common Stock Warrant with respect to 350,000 of the Warrant Shares described therein, and the Holder wishes to exercise the Series B Warrant in full according to its terms;

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.             In accordance with Section 7(c) of the Common Stock Warrant, and promptly upon execution of this Agreement and surrender of the Common Stock Warrant to the Company in accordance with the terms thereof, the Company will issue to the Holder replacement Warrants representing in aggregate the right to purchase the same number of Warrant Shares underlying the Common Stock Warrant on the date hereof, in denominations of (a) 350,000 (after giving effect to the Adjustments) Warrant Shares (the “First Warrant”) and (b) 390,000 (after giving effect to the Adjustments) Warrant Shares (the “Second Warrant”, and together with the First Warrant, the “Replacement Warrants”).  In accordance with Section 7(d) of the Common Stock Warrant, and except as specified in Section 2 of this Agreement, each of the Replacement Warrants shall be of like tenor with the Common Stock Warrant, shall have an issuance date, as indicated on the face of such warrant, which is the same as the original Issuance Date of the Common Warrant (i.e., December 24, 2008), and shall have the same rights and conditions as the Common Stock Warrant.

2.             Amendments.

2.1           With respect to the First Warrant only, the definition of “Exercise Price” in Section 1(b) of such Warrant is hereby amended and restated in its entirety as follows:

“(b)  Exercise Price.  For purposes of this Warrant, “Exercise Price” means $1.60 after giving effect to all stock splits and reverse stock splits on or prior to May 12, 2011, subject to further adjustment as provided herein.”

2.2           With respect to the First Warrant only, the definition of “Expiration Date” in Section 15(j) of such Warrant is hereby amended and restated in its entirety as follows:

“(j)  “Expiration Date” means May 12, 2013 or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday, as the same may be extended pursuant to Section 1(e) hereof.”

2.3           All other terms of the Replacement Warrants shall remain unchanged.

3.             In consideration of the execution by the Company of this Agreement, the Holder hereby agrees to exercise the Series B Warrant in full for 1,750 shares of Preferred Stock on the date hereof pursuant to its terms, and to deliver to the Company concurrently herewith the related exercise notice with respect to the exercise of the Series B Warrant with the applicable exercise price with respect thereto.

4.             The Company represents, warrants and agrees that:

4.1           it has all the requisite authority and power to enter into and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company;

4.2           this Agreement has been duly and validly authorized, executed and delivered by the Company, and shall constitute a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

4.3           it has a sufficient number of authorized and unissued shares of voting common stock to issue upon the exercise of the Replacement Warrants and the conversion of the Preferred Stock issued upon the exercise of the Series B Warrants;

4.4           any shares issued to Holder pursuant to the exercise of the Replacement Warrants shall be registered under the Company’s effective shelf registration statement on Form S-3 (File No. 333-152140) and shall be freely tradable, subject to the accuracy of Holder’s representations in Section 5.4 below; and

4.5           the Equity Conditions (as defined in the Series B Warrant) have been satisfied assuming that the applicable date of determination is the date hereof.

5.             The Holder  represents and warrants that:

5.1           it has the authority to enter into the transactions and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Holder;

5.2           this Agreement has been duly and validly authorized, executed and delivered by the Holder, and shall constitute a legal, valid, and binding obligation of the Holder, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

5.3           it has sufficient knowledge and experience in financial and business matters so as to be capable of bearing the economic risks of participation in this Agreement, and it is capable of evaluating the merits and risks of participating in this Agreement, including any risks associated with surrendering certain rights related to the Warrants; and

5.4           it is not an affiliate of the Company as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

6.             Miscellaneous. This Agreement may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.  This Agreement and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of May 12, 2011.

THE HOLDER:

Hudson Bay Master Fund Ltd.

By:	/s/ Yoav Roth
Name:	Yoav Roth
Title:	Authorized Signatory

THE COMPANY:

Beacon Power Corporation

By:	/s/ James M. Spiezio
Name:	James M. Spiezio
Title:	Chief Financial Officer